EXHIBIT 10.51
Arbitron Inc. 2011 Board of Director Compensation
The Arbitron Non-Employee Board of Directors receive the following compensation for 2011:

Annual Retainer Fee	$30,000

Independent Chairman of the Board Additional Annual Retainer	$85,000

Committee Chair Retainer	Audit Committee: $20,000
Compensation and Human Resources
Committee: $15,000
Nominating and Corporate Governance
Committee: $15,000
Technology Strategy Committee:
$20,000

Board Meeting Fees (In person or by telephone)	$1,500

Committee Meeting Fees (In person)	$1,500

Committee Meeting Fees (By telephone)	$750

Initial Deferred Stock Unit Award	Each newly elected non-employee director will receive a one-time grant of 4,500 deferred stock units, which deferred stock units will vest in three equal annual installments of 1,500 deferred stock units beginning on the first anniversary from the date of grant and will be payable no sooner than six months following the director’s termination of service as a director of the Company.

Annual Deferred Stock Unit Awards	Beginning the annual meeting after initial election to the board of directors, each continuing non-employee director will receive an annual grant of $100,000 worth of deferred stock units, which deferred stock units will vest in three equal annual installments beginning on the first anniversary from the date of grant and will be payable no sooner than six months following the director’s termination of service as a director of the Company.
All cash retainer fees and meeting fees payable to non-employee directors may be paid, at the election of each director, in the form of deferred stock units, in lieu of cash. The deferred stock units vest immediately and are payable following the director’s termination of service as a director of the Company.